Stradley
Ronon
Stevens
& Young, LLP            2600 One Commerce Square               Malvern, PA
                  Philadelphia, Pennsylvania 19103-7098        Cherry Hill, NJ
                           Fax: (215) 564-8120                 Wilmington, DE

Attorneys At Law                               A Limited Liability Partnership


Direct Dial: (215) 564-8115



                                October 7, 1997




Franklin Floating Rate Trust
777 Mariners Island Boulevard
San Mateo, CA  94404

            Re:   Franklin Floating Rate Trust

Gentlemen:

            We are furnishing this opinion with respect to the proposed offer and sale from time to time of shares of beneficial interest, par value $.01 per share (the "Common Shares"), of the Franklin Floating Rate Trust (the "Fund"), registered under the Securities Act of 1933, as amended (the "1933 Act") and the Investment Company Act of 1940, as amended (the "1940 Act") by a Registration Statement on Form N-2 (File Nos. 333-30131 and 811-08271) as amended from time to time (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission").

            We have acted as general counsel to the Fund in connection with its initial organization and registration, and we are familiar with the actions taken by its Trustees to authorize the issuance of the Common Shares.

            We have examined the Agreement and Declaration of Trust (the "Trust Agreement") of the Fund, a Delaware business trust organized under Delaware law, the By-Laws of the Fund, minute books and such other certificates and documents as deemed necessary for the purpose of this opinion.

            We have examined the Registration Statement and the combined prospectus and statement of additional information included therein (the "Prospectus") relating to the issuance of the Common Shares of the Fund. We have also examined the Fund's Notification of Registration on Form N-8A under the 1940 Act. We have assisted in the preparation of the Fund's Registration Statement, including all pre-effective amendments thereto, filed or to be filed with the Commission.

            Based upon the foregoing information and examination, it is our opinion that:

            1. The Fund is duly organized and validly existing as a business trust in good standing under the laws of the State of Delaware.

            2. The Fund's Common Shares to be offered for sale pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as contemplated by the Prospectus, will be validly issued, fully paid and nonassessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Fund, covering the registration of the Fund's Common Shares under the 1933 Act and the 1940 Act and the applications and registration statements, and amendments thereto, filed in accordance with the securities laws of the several states in which the Fund's Common Shares are offered, and we further consent to reference in the Prospectus of the Fund to the fact that this opinion has been rendered by us.


                              Very truly yours,

                              STRADLEY, RONON, STEVENS & YOUNG, LLP



                              By  /s/      Bruce G. Leto
                                           Bruce G. Leto

BGL/MS:lwk